Exhibit 99.1

SiriusXM Reports Third Quarter 2016 Results

•	Revenue Climbs 9% in the Third Quarter to $1.3 Billion, a Quarterly Record

•	Third Quarter Net Income Rises 16% to $194 Million and Adjusted EBITDA Grows 10% to $492 Million

•	Increases 2016 Revenue and Adjusted EBITDA Guidance

•	Initiates Regular Quarterly Dividend of $0.01 per Share

•	Share Buyback Authorization Increases by $2 Billion

NEW YORK – October 27, 2016 – SiriusXM today announced third quarter 2016 operating and financial results, including record quarterly revenue of $1.3 billion, up 9% from the third quarter of 2015.

Net income totaled $194 million in the third quarter of 2016, up 16% from $167 million in the third quarter of 2015. Net income per diluted common share was $0.04 in the third quarter of 2016 compared to $0.03 in the third quarter of 2015. Adjusted EBITDA grew 10% in the third quarter of 2016 to $492 million, while operating cash flow and free cash flow totaled $422 million and $357 million, respectively.

SiriusXM also announced today that its Board of Directors declared its first quarterly dividend in the amount of $0.01 per share of common stock payable on November 30, 2016 to stockholders of record as of the close of business on November 9, 2016. The company also announced that the Board of Directors intends to institute a quarterly dividend on its common stock in an aggregate annual amount of $0.04 per share.

The Board also approved an additional $2 billion of share repurchases, bringing SiriusXM's total repurchase authorization to $10 billion. SiriusXM has already repurchased an aggregate of $7.6 billion of common stock under its stock repurchase program.

“SiriusXM’s performance in the third quarter was exemplary. We grew self-pay subscribers by 385,000 and turned in record quarterly high levels of revenue and adjusted EBITDA. Additionally, we attained our highest-ever ARPU and adjusted EBITDA margin and lowest-ever SAC per installation and customer service cost per subscriber. In short, our business is operating more efficiently than ever before, and we are pleased to increase our revenue and adjusted EBITDA guidance for the second time this year,” said Jim Meyer, Chief Executive Officer, SiriusXM.

“We remain dedicated to bringing the best audio entertainment in an easy to use bundle of programming to a nation of listeners. In recent months, we’ve strengthened areas where we are leaders, such as country music, added new talent in talk programming, and held special, one-of-a kind live music events for subscribers and listeners nationwide, all content you can only find at SiriusXM,” added Meyer.

THIRD QUARTER 2016 HIGHLIGHTS

•
SiriusXM Subscribers Approach 31 Million. The company added 345,000 net new subscribers during the most recent three month period to end the third quarter of 2016 with approximately 31 million subscribers. Self-pay net additions were 385,000 during the third quarter, resulting in self-pay subscribers of 25.5 million at September 30, 2016.

•
Strong Revenue Growth and Record ARPU. Revenue climbed 9% to a quarterly record of $1.3 billion. The growth was driven by a 7% increase in subscribers and a 3% increase in average revenue per user (ARPU) to $13.04.

•
Record Adjusted EBITDA. Adjusted EBITDA in the third quarter of 2016 was $492 million, a record quarterly high, and up 10% from $447 million in the third quarter of 2015. Adjusted EBITDA margin was a record high 38.4% in the third quarter of 2016, up from 38.2% in the third quarter of 2015.

“Since the start of the third quarter, we spent roughly $300 million to repurchase 72 million shares of our common stock. SiriusXM's average share count declined by 8% in the third quarter 2016 from a year earlier as a result of our share repurchases. We are also pleased to announce a regular dividend as an element of our capital return program, beginning at $0.01 per share per quarter. Our debt to adjusted EBITDA remained just 3.4 times, and we ended the third quarter 2016 with a cash balance of $572 million in anticipation of the October 1 redemption of our 5.875% Senior Notes due 2020. We expect to continue strong capital returns to stockholders while making strategic investments in technology, content, and new satellite infrastructure,” noted David Frear, Chief Financial Officer, SiriusXM.

INCREASED 2016 GUIDANCE

The company now expects full-year 2016 revenues to be approximately $5 billion and adjusted EBITDA to reach approximately $1.85 billion. SiriusXM's 2016 guidance for continued growth in total subscribers, self-pay subscribers, and free cash flow remains unchanged. The company’s full-year 2016 guidance is as follows:

•	Net self-pay subscriber additions of approximately 1.6 million,

•	Total net subscriber additions of approximately 1.7 million,

•	Revenue of approximately $5 billion,

•	Adjusted EBITDA of approximately $1.85 billion, and

•	Free cash flow approaching $1.5 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The company expects to fund the additional repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

Our dividend policy may change at any time without notice to our stockholders. The declaration and payment of dividends is at the discretion of our Board of Directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, limitations imposed by our indebtedness, legal requirements and other factors that our Board of Directors deems relevant.

THIRD QUARTER 2016 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2016	2015	2016	2015
Revenue:
Subscriber revenue	$1,069,746	$974,471	$3,112,712	$2,826,018
Advertising revenue	34,268	33,131	99,330	88,843
Equipment revenue	31,306	25,875	86,285	79,979
Other revenue	142,326	136,235	415,895	379,072
Total revenue	1,277,646	1,169,712	3,714,222	3,373,912
Operating expenses:
Cost of services:
Revenue share and royalties	272,823	238,620	788,952	783,115
Programming and content	89,015	75,707	257,760	216,223
Customer service and billing	94,923	94,492	285,502	278,521
Satellite and transmission	22,224	22,743	80,609	65,761
Cost of equipment	9,674	9,246	29,181	29,021
Subscriber acquisition costs	120,111	133,009	381,516	391,773
Sales and marketing	99,194	90,541	279,278	255,778
Engineering, design and development	19,254	16,132	57,588	47,180
General and administrative	90,369	67,234	249,052	219,194
Depreciation and amortization	67,880	70,404	202,215	202,527
Total operating expenses	885,467	818,128	2,611,653	2,489,093
Income from operations	392,179	351,584	1,102,569	884,819
Other income (expense):
Interest expense	(89,092)	(76,624)	(250,888)	(221,912)
Other income	2,370	4,133	15,733	9,077
Total other expense	(86,722)	(72,491)	(235,155)	(212,835)
Income before income taxes	305,457	279,093	867,414	671,984
Income tax expense	(111,556)	(112,543)	(326,108)	(296,893)
Net income	$193,901	$166,550	$541,306	$375,091
Foreign currency translation adjustment, net of tax	(14)	(91)	420	(100)
Total comprehensive income	$193,887	$166,459	$541,726	$374,991
Net income per common share:
Basic	$0.04	$0.03	$0.11	$0.07
Diluted	$0.04	$0.03	$0.11	$0.07
Weighted average common shares outstanding:
Basic	4,870,281	5,297,797	4,957,820	5,436,378
Diluted	4,919,829	5,346,438	5,005,133	5,487,116

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	September 30, 2016	December 31, 2015
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$572,382	$111,838
Receivables, net	233,419	234,782
Inventory, net	28,030	22,295
Related party current assets	5,249	5,941
Prepaid expenses and other current assets	202,289	187,033
Total current assets	1,041,369	561,889
Property and equipment, net	1,381,114	1,415,401
Intangible assets, net	2,556,568	2,593,346
Goodwill	2,205,107	2,205,107
Related party long-term assets	6,163	—
Deferred tax assets	1,101,014	1,115,731
Other long-term assets	131,492	155,188
Total assets	$8,422,827	$8,046,662
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$620,599	$625,313
Accrued interest	108,370	91,655
Current portion of deferred revenue	1,811,283	1,771,915
Current maturities of long-term debt	358,701	4,764
Related party current liabilities	3,015	2,840
Total current liabilities	2,901,968	2,496,487
Deferred revenue	170,662	157,609
Long-term debt	5,743,389	5,443,614
Related party long-term liabilities	8,665	10,795
Deferred tax liabilities	6,681	6,681
Other long-term liabilities	97,976	97,967
Total liabilities	8,929,341	8,213,153
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,846,154 and 5,153,451 shares issued; 4,843,154 and 5,147,647 outstanding at September 30, 2016 and December 31, 2015, respectively	4,846	5,153
Accumulated other comprehensive loss, net of tax	(82)	(502)
Additional paid-in capital	3,597,256	4,783,795
Treasury stock, at cost; 3,000 and 5,804 shares of common stock at September 30, 2016 and December 31, 2015, respectively	(12,526)	(23,727)
Accumulated deficit	(4,096,008)	(4,931,210)
Total stockholders’ (deficit) equity	(506,514)	(166,491)
Total liabilities and stockholders’ (deficit) equity	$8,422,827	$8,046,662

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$541,306	$375,091
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	202,215	202,527
Non-cash interest expense, net of amortization of premium	6,571	5,851
Provision for doubtful accounts	39,629	34,031
Amortization of deferred income related to equity method investment	(2,082)	(2,082)
Gain on unconsolidated entity investments, net	(9,725)	—
Dividend received from unconsolidated entity investment	7,160	11,260
Loss on disposal of assets	12,912	—
Share-based payment expense	77,890	62,334
Deferred income taxes	308,613	285,478
Other non-cash purchase price adjustments	—	(1,394)
Changes in operating assets and liabilities:
Receivables	(38,266)	(50,651)
Inventory	(5,735)	(7,346)
Related party, net	(2,373)	(14,020)
Prepaid expenses and other current assets	(15,985)	(70,758)
Other long-term assets	26,668	(51,842)
Accounts payable and accrued expenses	(1,841)	26,584
Accrued interest	16,715	14,923
Deferred revenue	52,421	81,626
Other long-term liabilities	11	(658)
Net cash provided by operating activities	1,216,104	900,954
Cash flows from investing activities:
Additions to property and equipment	(132,246)	(90,943)
Purchases of restricted and other investments	(4,168)	(3,966)
Net cash used in investing activities	(136,414)	(94,909)
Cash flows from financing activities:
Proceeds from exercise of stock options	348	259
Taxes paid in lieu of shares issued for stock-based compensation	(32,603)	(39,622)
Proceeds from long-term borrowings and revolving credit facility, net of costs	1,387,257	1,579,323
Repayment of long-term borrowings and revolving credit facility	(748,864)	(693,456)
Common stock repurchased and retired	(1,225,284)	(1,647,728)
Net cash used in financing activities	(619,146)	(801,224)
Net increase in cash and cash equivalents	460,544	4,821
Cash and cash equivalents at beginning of period	111,838	147,724
Cash and cash equivalents at end of period	$572,382	$152,545

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services are not included in our subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of September 30, 2016 compared to September 30, 2015:

	As of September 30,		2016 vs 2015 Change
(in thousands)	2016	2015	Amount	%
Self-pay subscribers	25,528	23,816	1,712	7%
Paid promotional subscribers	5,463	5,143	320	6%
Ending subscribers (a)	30,991	28,960	2,031	7%

(a)	Amounts may not sum as a result of rounding.
The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and nine months ended September 30, 2016 and 2015:

					2016 vs 2015 Change
(in thousands, except per subscriber and per installation amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
	2016	2015	2016	2015	Amount	%	Amount	%
Self-pay subscribers	385	381	1,240	1,293	4	1%	(53)	(4)%
Paid promotional subscribers	(39)	145	157	355	(184)	(127)%	(198)	(56)%
Net additions (a)	345	525	1,397	1,649	(180)	(34)%	(252)	(15)%
Daily weighted average number of subscribers	30,776	28,649	30,290	28,033	2,127	7%	2,257	8%
Average self-pay monthly churn	1.9%	1.9%	1.8%	1.8%	0%	0%	0%	0%
New vehicle consumer conversion rate	40%	41%	39%	41%	(1)%	(2)%	(2)%	(5)%

ARPU	$13.04	$12.67	$12.83	$12.45	$0.37	3%	$0.38	3%
SAC, per installation	$28	$34	$31	$33	$(6)	(18)%	$(2)	(6)%
Customer service and billing expenses, per average subscriber	$0.97	$1.00	$0.98	$1.00	$(0.03)	(3)%	$(0.02)	(2)%
Adjusted EBITDA	$491,892	$447,194	$1,401,024	$1,261,382	$44,698	10%	$139,642	11%
Free cash flow	$356,527	$368,899	$1,079,690	$1,016,045	$(12,372)	(3)%	$63,645	6%
Diluted weighted average common shares outstanding (GAAP)	4,919,829	5,346,438	5,005,133	5,487,116	(426,609)	(8)%	(481,983)	(9)%

(a)	Amounts may not sum as a result of rounding.

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is one of the primary Non-GAAP financial measures we use to (i) evaluate the performance of our on-going core operating results period over period, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. Because of large capital investments in our satellite radio system our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of settlements related to the historical use of pre-1972 sound recordings and loss on disposal of assets is useful as it does not represent an expense incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2016	2015	2016	2015
Net income:	$193,901	$166,550	$541,306	$375,091
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813	5,438	5,438
Operating expenses	—	—	—	(1,394)
Pre-1972 sounds recordings legal settlements	—	—	—	107,658
Loss on disposal of assets	—	—	12,912	—
Share-based payment expense (1)	30,020	23,393	77,890	62,334
Depreciation and amortization	67,880	70,404	202,215	202,527
Interest expense	89,092	76,624	250,888	221,912
Other income	(2,370)	(4,133)	(15,733)	(9,077)
Income tax expense	111,556	112,543	326,108	296,893
Adjusted EBITDA	$491,892	$447,194	$1,401,024	$1,261,382

 (1) Allocation of share-based payment expense

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2016	2015	2016	2015
Programming and content	$5,580	$2,899	$14,131	$7,245
Customer service and billing	1,069	793	2,694	2,164
Satellite and transmission	1,298	1,244	3,373	3,156
Sales and marketing	6,050	5,288	15,609	13,056
Engineering, design and development	3,837	2,801	9,393	7,063
General and administrative	12,186	10,368	32,690	29,650
Total share-based payment expense	$30,020	$23,393	$77,890	$62,334

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle services, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee.  ARPU is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per subscriber amounts)	2016	2015	2016	2015
Subscriber revenue, excluding connected vehicle	$1,048,033	$949,301	$3,044,438	$2,752,993
Add: advertising revenue	34,268	33,131	99,330	88,843
Add: other subscription-related revenue	122,013	106,483	353,606	299,437
	$1,204,314	$1,088,915	$3,497,374	$3,141,273
Daily weighted average number of subscribers	30,776	28,649	30,290	28,033
ARPU	$13.04	$12.67	$12.83	$12.45

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per subscriber amounts)	2016	2015	2016	2015
Customer service and billing expenses, excluding connected vehicle	$90,582	$86,840	$270,964	$255,105
Less: share-based payment expense	(1,069)	(793)	(2,694)	(2,164)
	$89,513	$86,047	$268,270	$252,941
Daily weighted average number of subscribers	30,776	28,649	30,290	28,033
Customer service and billing expenses, per average subscriber	$0.97	$1.00	$0.98	$1.00

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment, restricted and other investment activity and the return of capital from investment in unconsolidated entity.  Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity and significant items that do not relate to the on-going performance of our business.  In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the unaudited consolidated statements of cash flows, adjusted for any significant legal settlements. We have excluded the $210 million payment related to the pre-1972 sound recordings legal settlement from our free cash flow calculation in the three and nine months ended September 30, 2015.  Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2016	2015	2016	2015
Cash Flow information
Net cash provided by operating activities	$421,816	$188,613	$1,216,104	$900,954
Net cash used in investing activities	$(65,289)	$(29,714)	$(136,414)	$(94,909)
Net cash used in financing activities	$(260,598)	$(300,407)	$(619,146)	$(801,224)
Free Cash Flow
Net cash provided by operating activities	$421,816	$188,613	$1,216,104	$900,954
Additions to property and equipment	(65,074)	(29,714)	(132,246)	(90,943)
Purchases of restricted and other investments	(215)	—	(4,168)	(3,966)
Pre-1972 sound recordings legal settlement	—	210,000	—	210,000
Free cash flow	$356,527	$368,899	$1,079,690	$1,016,045

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the trial service ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories, divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period.  SAC, per installation, is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per installation amounts)	2016	2015	2016	2015
Subscriber acquisition costs	$120,111	$133,009	$381,516	$391,773
Less: margin from sales of radios and accessories	(21,632)	(16,629)	(57,104)	(50,958)
	$98,479	$116,380	$324,412	$340,815
Installations	3,498	3,429	10,404	10,305
SAC, per installation	$28	$34	$31	$33

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world’s largest radio company measured by revenue and has approximately 31 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company in the U.S. and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation, SiriusXM Marine™,

Sirius Marine Weather, XMWX Aviation™, XMWX Weather, and XMWX Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.8 million subscribers. SiriusXM is also a leading provider of connected vehicles services to major automakers, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. SiriusXM does not provide a non-GAAP reconciliation for Adjusted EBITDA guidance to Net income or Free cash flow guidance to Net cash provided by operating activities because it does not provide guidance for the reconciling items between adjusted EBITDA to Net income, which includes the provision for income taxes, interest expense and other income, nor does the Company provide guidance for the reconciling items between Free cash flow to Net cash provided by operating activities, which includes additions to property and equipment.  As items that impact Net income and Net cash provided by operating activities are out of the Company’s control and/or cannot be reasonably predicted, the Company is unable to provide such guidance as the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. Accordingly, a reconciliation to Net income and Net cash provided by operating activities is not available without unreasonable effort.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers, which is uncertain; consumer protection laws and their enforcement; the unfavorable outcome of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; harmful interference to our service from new and existing wireless operations; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; and impairment of our business by third-party intellectual property rights. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com